Exhibit 99.1

Collectors Universe Reports Results for Second Quarter Ended December 31, 2012

NEWPORT BEACH, CA – February 7, 2013 ― Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced financial results for its second quarter of fiscal 2013.

Operational and Financial Highlights:

▪
Service revenues declined by 15% to $9.6 million in this year’s second quarter, compared to $11.3 million in the same quarter of the prior year. The decline was primarily the result of a $1.9 million, or 24%, decline in coin service revenues, partially offset by a 10% increase in card and autograph service revenues. Coin service revenues in the second quarter of fiscal 2012 included $1.1 million of revenues resulting from the U.S. Mint’s 25th Anniversary American Eagle Silver Coin Program.

▪	The services gross profit margin for this year’s second quarter was 59% of revenues, compared to 60% in the second quarter of the prior year.

▪
Operating income at $1.0 million in this year’s second quarter, compared to $1.9 million for the second quarter of the prior year, was due primarily to the decline in revenues in this year’s second quarter.  Operating expenses in this year’s second quarter declined by $0.2 million due to lower stock-based compensation expenses.

▪
Income from continuing operations was $0.6 million, or $0.07 per diluted share, and $1.4 million, or $0.17 per diluted share, for the second quarter and first six months, respectively, of fiscal 2013, compared to $1.1 million, or $0.14 per diluted share, and $2.6 million, or $0.33 per diluted share, for the same periods of the prior year.

▪
The Company’s cash position at December 31, 2012 was $17.5 million, compared with $21.2 million at June 30, 2012.  Net cash used of $3.7 million for the first half of the year was comprised of cash generated from continuing operations of $2.5 million, offset by cash payments of $5.5 million of dividends to stockholders, $0.4 million for capital expenditures and $0.3 million used in our discontinued operations.

▪	On January 29, 2013, we announced our quarterly cash dividend of $0.325 per share, which will be paid on March 1, 2013 to stockholders of record on February 15, 2013.

Commentary and Outlook

Robert Deuster, Chief Executive Officer, stated, “Our lower second quarter revenue compared to last year was due to expected lower modern bulk coin grading and the lower numismatic market activity this quarter. Our sports memorabilia and autograph services remain strong and growing due to higher customer demand.

The previously announced cost reduction activity in our operations allowed us to maintain our high gross margin rates and still provide sufficient funding of high-priority growth initiatives, including global expansion.

And, as we ended the second quarter, we were encouraged by increased modern bulk coin submission activity, which we believe signals improving market conditions for the balance of 2013.”

Collectors Universe, Inc.

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Thursday, February 7, 2013 at 4:30 p.m.  Eastern Time/1:30 p.m. Pacific Time.  Interested parties may participate in the conference call by dialing 877-941-8610 or 480-629-9820, five to ten minutes prior to the initiation of the call.  A replay of the conference call will be available through February 21, 2013, by dialing 800-406-7325 or 303-590-3030 and entering access code 4181738 #.  A live webcast of the conference call will also be available on the Collectors Universe website, www.collectors.com under Investor Relations: Events and Presentations.  The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”).  The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia, and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business.  This information is accessible to collectors and dealers at the Company's website, http://www.collectors.com and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from our expected financial performance as set forth in the forward-looking statements contained in this news release.  Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coin business which generated more than 60% of our consolidated revenues and a substantial portion of our operating income in the year ended June 30, 2012, making our operating results more vulnerable to conditions that could adversely affect or cause stagnation in the prices of  precious metals and collectible coins ; the risks that the economic recovery may remain sluggish or stall, that economic conditions may deteriorate as a result of events outside of our control, including the European sovereign debt crisis, concerns regarding the United States deficit or international tensions that could cause a slowing in the growth or even a decline in gold and silver prices, any of which could result in reductions in the demand for our collectibles authentication and grading services and, consequently, in our revenues and operating results; the risk that the economic recession from 2008 to 2010 and the anemic economic recovery in the United States will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risks that claims under our coin and trading card authentication and grading warranties will increase substantially and that the warranty reserves we maintain for such claims, will, as a result prove to be inadequate, which could cause our gross margin and operating results to decline or cause us to incur operating losses, the risk that our strategies of offering new services and expanding our collectibles authentication and grading business into new geographic areas, such as Europe and Asia will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our future financial performance and the cash needs of our business in the future; and the risk that our continuing financial obligations with respect to two facilities in New York City, which we had leased for our subsequently discontinued jewelry businesses, will lead to reductions in cash flows and additional losses from discontinued operations in future periods.

Collectors Universe, Inc.

Additional information regarding these risks and information regarding other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2012 filed with the Securities and Exchange Commission on August 30, 2012.  Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports, which speak only as of their respective dates.  We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe 949-567-1245 Email: jwallace@collectors.com
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Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
Net revenues
Grading, and authentication and related services	$9,595	$11,307	$20,275	$23,207
Product sales	-	165	550	337
	9,595	11,472	20,825	23,544
Cost of revenues
Grading, authentication and related services	3,962	4,492	8,302	9,030
Product sales	2	225	552	411
	3,964	4,717	8,854	9,441

Gross profit	5,631	6,755	11,971	14,103

Operating expense:
Selling and marketing expenses	1,552	1,567	3,368	3,218
General and administrative expenses	3,108	3,294	6,342	6,498
Total operating expenses	4,660	4,861	9,710	9,716

Operating income	971	1,894	2,261	4,387

Interest and other income, net	9	18	71	38
Income before provision for income taxes	980	1,912	2,332	4,425
Provision for income taxes	399	795	934	1,814
Income from continuing operations	581	1,117	1,398	2,611

Loss from discontinued operations, net of income taxes	(20)	(32)	(31)	(50)

Net income	$561	$1,085	1,367	$2,561

Net income per basic share:
Income from continuing operations	$0.07	$0.14	$0.17	$0.33
Loss from discontinued operations	-	-	-	(0.01)
Net income	$0.07	$0.14	$0.17	$0.32

Net income per diluted share:
Income from continuing operations	$0.07	$0.14	$0.17	$0.33
Loss from discontinued operations	-	-	-	(0.01)
Net income	$0.07	$0.14	$0.17	$0.32

Weighted average shares outstanding:
Basic	8,052	7,904	8,038	7,880
Diluted	8,113	7,999	8,099	7,982
Dividends declared per common share	$0.325	$0.325	$0.65	$0.65

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, except per share data)
(unaudited)
	December 31,	June 30,
ASSETS	2012	2012
Current assets:
Cash and cash equivalents	$17,456	$21,214
Accounts receivable, net of allowance of $34 at December 31, 2012 and $70 at June 30, 2012	1,832	1,794
Inventories, net	1,892	2,273
Prepaid expenses and other current assets	958	813
Deferred income tax assets	1,177	1,177
Notes receivable from sale of net assets of discontinued operations	153	148
Current assets of discontinued operations	27	27
Total current assets	23,495	27,446

Property and equipment, net	1,837	1,795
Goodwill	2,083	2,083
Intangible assets, net	1,674	1,788
Deferred income tax assets	2,982	2,982
Other assets	280	169
Non-current assets of discontinued operations	182	182
	$32,533	$36,445
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,344	$1,625
Accrued liabilities	1,944	1,917
Accrued compensation and benefits	1,505	2,463
Income taxes payable	368	191
Deferred revenue	3,143	2,322
Current liabilities of discontinued operations	783	804
Total current liabilities	9,087	9,322

Deferred rent	462	447
Non-current liabilities of discontinued operations	1,915	2,145
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 3,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; 20,000 shares authorized; 8,490 and 8,107 issued and outstanding at December 31, 2012 and June 30, 2012, respectively	8	8
Additional paid-in capital	74,136	73,683
Accumulated deficit	(53,075)	(49,160)
Total stockholders’ equity	21,069	24,531
	$32,533	$36,445